Exhibit 99.2

FOR IMMEDIATE RELEASE

Investor Contact: Edelita Tichepco Levi Strauss & Co. (415) 501-1953 Investor-relations@levi.com	Media Contact: Amber Rensen Levi Strauss & Co. (415) 501-7777 newsmediarequests@levi.com

LEVI STRAUSS & CO. ANNOUNCES CASH TENDER OFFER FOR 6 7⁄8% SENIOR NOTES DUE 2022

SAN FRANCISCO (February 21, 2017) —Levi Strauss & Co. today announced the commencement of a cash tender offer (the “Tender Offer”) for any and all of its outstanding 6 7⁄8% Senior Notes due 2022 (the “Notes”). The Tender Offer is being made on the terms and subject to the conditions set forth in the Offer to Purchase dated February 21, 2017 (the “Offer to Purchase”), the related Letter of Transmittal (the “Letter of Transmittal”) and the related Notice of Guaranteed Delivery (the “Notice of Guarantee Delivery”).

The Tender Offer will expire at 5:00 p.m., New York City time, on February 28, 2017, unless extended or earlier terminated as described in the Offer to Purchase (such time and date, as they may be extended, the “Expiration Time”). Holders of Notes who validly tender (and do not validly withdraw) their Notes at or prior to the Expiration Time, or who deliver to the depositary and information agent a properly completed and duly executed Notice of Guaranteed Delivery in accordance with the instructions described in the Offer to Purchase, will receive in cash $1,043.71 per $1,000 principal amount of Notes validly tendered and accepted for purchase (the “Purchase Price”) payable for such tendered Notes that are accepted by the company for purchase in the Tender Offer, plus accrued and unpaid interest to, but not including, the settlement date, which is expected to be March 3, 2017.

The following table sets forth the material pricing terms of the Tender Offer:

Title of Security	CUSIP Number/ISIN	Principal Amount Outstanding	Purchase Price
6 7⁄8% Senior Notes due 2022	52736RBD3/US52736RBD35	$525,000,000	$1,043.71

Tendered Notes may be withdrawn at any time prior to the Expiration Time. The Tender Offer is subject to the satisfaction or waiver of a number of conditions as set forth in the Offer to Purchase, including the receipt by the company of proceeds from a proposed debt financing on terms reasonably satisfactory to the company generating net proceeds, together with cash on hand, in an amount that is sufficient to effect the repurchase of the Notes validly tendered and

-more-

accepted for purchase pursuant to the Tender Offer. The company may amend, extend or terminate the Tender Offer in its sole discretion and subject to applicable law.

The company has retained BofA Merrill Lynch to serve as dealer manager for the Tender Offer. The company has appointed Global Bondholder Services Corporation (“GBS”) to serve as the depositary and information agent for the Tender Offer.

For additional information regarding the terms of the Tender Offer, please contact BofA Merrill Lynch at (888) 292-0070 (toll-free) or (980) 387-2113 (collect). Questions regarding the Tender Offer should be directed to GBS at (212) 430-3774 (banks and brokers) or (866) 470-4500 (all others). Documents for the Tender Offer, including the Offer to Purchase, Letter of Transmittal and Notice of Guaranteed Delivery, are available at www.gbsc-usa.com/Levi/, and may also be obtained by contacting GBS by telephone.

None of the company, its board of directors, the dealer manager, GBS or the trustee for the Notes, or any of their respective affiliates, is making any recommendation as to whether Holders should tender any Notes in response to the Tender Offer. Holders must make their own decision as to whether to tender any of their Notes and, if so, the principal amount of Notes to tender.

This announcement is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell securities. The Tender Offer is being made solely by means of the Offer to Purchase and the related Letter of Transmittal. In those jurisdictions where the securities, blue sky or other laws require any tender offer to be made by a licensed broker or dealer, the Tender Offer will be deemed to be made on behalf of the company by the dealer manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Forward Looking Statements

This news release contains forward-looking statements, including statements regarding our tender offer and debt financing. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. We use words like “believe,” “will,” “so we can,” “when,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year 2016, especially in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this news release.

-more-

We are not under any obligation and do not intend to update or revise any of the forward-looking statements contained in this news release to reflect circumstances existing after the date of this news release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

About Levi Strauss & Co.

Levi Strauss & Co. is one of the world’s largest brand-name apparel companies and a global leader in jeanswear. The company designs and markets jeans, casual wear and related accessories for men, women and children under the Levi’s®, Dockers®, Signature by Levi Strauss & Co.™, and Denizen® brands. Its products are sold in more than 110 countries worldwide through a combination of chain retailers, department stores, online sites, and a global footprint of approximately 2,900 retail stores and shop-in-shops. Levi Strauss & Co.’s reported fiscal 2016 net revenues were $4.6 billion.

###